   EXHIBIT 99

TRIBUNE REPORTS 2004 THIRD QUARTER RESULTS
Publishing revenues up 2%; Television revenues flat

CHICAGO, October 28, 2004—Tribune Company (NYSE: TRB) today reported third quarter 2004 diluted earnings per share (EPS) of $.37 compared with $.53 in the third quarter of 2003.

Publishing operating profit in the 2004 third quarter included a pretax charge of $55 million, or $.10 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York, for the periods September 2001 through March 2004. The company recorded a $35 million charge in the second quarter of 2004 for this matter and will continue to evaluate the adequacy of this $90 million reserve.

The 2004 third quarter results also included a net non-operating loss of $.04 per diluted share, while the 2003 third quarter results included a net non-operating gain of $.05 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“This was a challenging quarter for the company, due to an uneven economy and soft advertising environment,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “Overall, we generated more than $300 million in operating cash flow, aggressively managed our costs, and made significant progress resolving circulation issues with advertisers at Newsday and Hoy, New York. Most important, internal audits at our other large newspapers detected no evidence of circulation misstatements like those at Newsday.”

THIRD QUARTER 2004 RESULTS1

CONSOLIDATED

Tribune’s 2004 third quarter operating revenues increased 2 percent to $1.41 billion from $1.39 billion in the 2003 third quarter. Consolidated cash operating expenses increased $85 million, or 8 percent, in the third quarter of 2004; 5 percentage points, or $55 million, of the increase is attributable to the charge discussed above. Operating cash flow was down 15 percent to $314 million compared with the third quarter of 2003. Tribune’s operating profit decreased 18 percent to $258 million, compared with $314 million in 2003.

1 “Operating profit” for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.

PUBLISHING

Publishing’s third quarter operating revenues were $981 million, up 2 percent from last year’s third quarter. Publishing cash operating expenses rose by 11 percent; 8 percentage points, or $55 million, of the increase is attributable to the charge discussed below. Publishing operating cash flow was $174 million, a 26 percent decrease from $236 million in the third quarter of 2003. Publishing operating profit decreased 32 percent to $132 million, down from $193 million in 2003.

During the third quarter of 2004, the company recorded a pretax charge of $55 million, or $.10 per share, as a result of increasing its estimate of the cost to settle with advertisers related to the reduced reported circulation at Newsday and Hoy, New York, based upon facts available at this time.

      Management Discussion
o	Retail advertising revenues rose 4 percent for the quarter. Increases in electronics, furniture/home furnishing, food, health care and hardware were partially offset by a decline in department stores. Preprint revenues increased 11 percent, led by a 27 percent increase in Los Angeles, a 10 percent increase in Chicago and an 11 percent increase in Baltimore.
o	National advertising was up 1 percent for the quarter with increases in the auto manufacturers and financial categories, partially offset by decreases in travel/resorts, hi-tech and movies/entertainment.
o	Classified advertising was up 2 percent for the quarter. Help wanted revenues for the group were up 10 percent: Chicago rose 12 percent, Los Angeles was up 7 percent and New York declined 11 percent. Real estate revenues increased 7 percent for the quarter while auto revenues were down 8 percent.
o	Circulation revenues were down 3 percent in the third quarter of 2004 due to declines in New York and Los Angeles.
o	Interactive revenues, which are included in the above categories, were $32 million, up 30 percent, due to strength in classified and banner/sponsorship advertising.
o	CareerBuilder network revenues increased 80 percent from last year’s third quarter.
o	In addition to the impact of the previously discussed $55 million charge, higher newsprint prices, increased retirement and other benefit expenses and new publications also contributed to the increase in cash operating expenses. Newsprint and ink expense was 7 percent higher than 2003 as newsprint cost per ton was up 12 percent while consumption decreased by 4 percent.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s third quarter operating revenues increased 3 percent to $432 million, up from $419 million in 2003. Cash operating expenses were up 3 percent in the third quarter of 2004. Operating cash flow was $151 million, up 4 percent from $145 million in 2003. Operating profit rose 4 percent to $138 million from $134 million last year.

Television’s third quarter revenues were flat at $327 million compared with the third quarter of 2003. Television cash operating expenses were down 1 percent from last year.

Television operating cash flow was $133 million, a 2 percent increase from $131 million in the third quarter of 2003. Television operating profit in the third quarter of 2004 remained flat at $121 million compared with last year.

      Management Discussion
o	Television advertising growth was driven by gains in the telecom and education categories, offset by softness in movies and automobiles.
o	Television cash operating expenses were down 1 percent compared with last year primarily due to lower broadcast rights amortization, partially offset by higher benefits expense.
o	Television’s operating cash flow margin was 40.8 percent, up from 40.2 percent in 2003.

EQUITY RESULTS

Net equity loss was $1.6 million in the third quarter of 2004, compared with net equity income of $0.8 million in the third quarter of 2003. The decrease was primarily due to increased equity losses from The WB Network and CareerBuilder, partially offset by additional equity income from TV Food Network.

NON-OPERATING ITEMS

In the 2004 and 2003 third quarters, Tribune recorded a net after-tax non-operating loss of $12 million, or $.04 per diluted share, and a net after-tax non-operating gain of $19 million, or $.05 per diluted share, respectively, primarily from marking-to-market the company’s PHONES derivatives and related Time Warner investment.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2004 third quarter increased to $12.5 million from $12.1 million in the third quarter of 2003 due to increased retirement plan expenses.

Net interest expense for the 2004 third quarter decreased to $35 million, down 27 percent from $48 million in the third quarter of 2003, as higher interest rate debt was retired and replaced with commercial paper in the second quarter of 2004. Debt, excluding the PHONES, decreased to approximately $2.1 billion at the end of the 2004 third quarter from a balance of $2.2 billion at the end of the third quarter of 2003.

The effective tax rate in the 2004 third quarter was 39.4 percent, compared with 38.8 percent in the 2003 third quarter.

Capital expenditures were about $34 million in the third quarter of 2004.

2004 FOURTH QUARTER OUTLOOK

Consolidated revenues and operating expenses for the fourth quarter of 2004 are expected to grow in the low single digit percent range. Consolidated operating expenses for the fourth quarter of 2004 are expected to increase due to higher expenses for retirement and medical plans, newsprint and the impact of new publications. Fourth quarter interest expense is expected to decrease from 2003 due to a lower average debt level and the impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2004 is expected to be approximately 39 percent.

WEBCAST OF CONFERENCE CALL

Today at 8:30 a.m. (CDT), a live Webcast of the 2004 third quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the Webcast will be available on these sites from October 28 through November 4. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in broadcasting and publishing. It reaches more than 80 percent of U.S. households and is the only media organization with television stations, newspapers and Web sites in the nation’s top three markets. In publishing, Tribune operates 14 leading daily newspapers including the Los Angeles Times, Chicago Tribune, Newsday and Spanish-language Hoy, plus a wide range of targeted publications. The company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the company’s business or financial results. Information relating to the estimated cost of settlement with Newsday and Hoy, New York, advertisers and the status of circulation audits at the company’s newspapers is based on facts currently available. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the Securities and Exchange Commission through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com

TRIBUNE COMPANY
THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THIRD QUARTER (A)
	2004	2003	% Change
OPERATING REVENUES	$ 1,413,851	$ 1,385,523	2.0
OPERATING EXPENSES (B)	1,156,197	1,071,360	7.9

OPERATING PROFIT (C)	257,654	314,163	(18.0)

Net Income (Loss) on Equity Investments	(1,586)	811	NM
Interest Income	271	1,093	(75.2)
Interest Expense	(35,131)	(48,675)	(27.8)
Non-Operating Items (D)	(20,467)	30,659	NM

Income Before Income Taxes	200,741	298,051	(32.6)

Income Taxes	(79,085)	(115,739)	(31.7)

NET INCOME	121,656	182,312	(33.3)

Preferred Dividends, net of tax	(2,077)	(6,114)	(66.0)

Net Income Attributable to Common Shares	$ 119,579	$ 176,198	(32.1)

EARNINGS PER SHARE
Basic	$ .38	$ .56	(32.1)

Diluted (E)	$ .37	$ .53	(30.2)

DIVIDENDS PER COMMON SHARE	$ .12	$ .11	9.1

Weighted Average Common Shares Outstanding (F)	318,364	313,080	1.7

(A)	2004 third quarter: June 28, 2004 to Sept. 26, 2004. (13 weeks) 2003 third quarter: June 30, 2003 to Sept. 28, 2003. (13 weeks)

(B)

Operating expenses for 2004 include a charge of $55 million, or $.10 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The third quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (20,839)	$ (12,712)	$ (.04)
Loss on sales of subsidiaries and investments, net	(238)	(145)	–
Gain (loss) on investment write-downs and other, net	610	372	–

Total non-operating items	$ (20,467)	$ (12,485)	$ (.04)

The third quarter of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 24,720	$ 15,129	$ .04
Gain on sales of subsidiaries and investments, net	9,844	6,010.02
Loss on investment write-downs and other, net	(3,905)	(2,390)	(.01)

Total non-operating items	$ 30,659	$ 18,749	$ .05

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(E)

For the third quarter of 2003, diluted EPS was computed assuming that the Series B convertible preferred shares were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Company has certain other convertible securities which were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the third quarter:

	Third Quarter
	2004	2003
Net income	$ 121,656	$ 182,312
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(2,379)
Dividends for Series C, D-1 and D-2 preferred stock	(2,077)	(2,063)

Adjusted net income	$ 119,579	$ 177,870

Weighted average common shares outstanding	318,364	313,080
Assumed conversion of Series B preferred shares into common	–	15,721
Assumed exercise of stock options, net of common
shares assumed repurchased	3,654	6,030

Adjusted weighted average common
shares outstanding	322,018	334,831

Diluted earnings per share	$ .37	$ .53

(F)	The number of common shares outstanding, in thousands, at Sept. 26, 2004 was 318,358.

TRIBUNE COMPANY
THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THREE QUARTERS (A)
	2004	2003	% Change
OPERATING REVENUES	$ 4,242,099	$ 4,125,196	2.8
OPERATING EXPENSES (B)	3,392,413	3,165,105	7.2

OPERATING PROFIT (C)	849,686	960,091	(11.5)

Net Loss on Equity Investments	(1,574)	(6,695)	(76.5)
Interest Income	2,570	5,074	(49.3)
Interest Expense	(118,056)	(150,273)	(21.4)
Non-Operating Items (D)	(174,447)	95,497	NM

Income Before Income Taxes	558,179	903,694	(38.2)

Income Taxes	(219,457)	(350,728)	(37.4)

NET INCOME	338,722	552,966	(38.7)

Preferred Dividends, net of tax	(6,231)	(18,450)	(66.2)

Net Income Attributable to Common Shares	$ 332,491	$ 534,516	(37.8)

EARNINGS PER SHARE
Basic	$ 1.03	$ 1.72	(40.1)

Diluted (E)	$ 1.01	$ 1.61	(37.3)

DIVIDENDS PER COMMON SHARE	$ .36	$ .33	9.1

Weighted Average Common Shares Outstanding (F)	323,988	310,192	4.4

(A)	2004 first three quarters: Dec. 29, 2003 to Sept. 26, 2004. (39 weeks) 2003 first three quarters: Dec. 30, 2002 to Sept. 28, 2003. (39 weeks)

(B)

Operating expenses for 2004 include a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $90 million, or $.17 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The first three quarters of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (46,111)	$ (28,128)	$ (.08)
Loss on early debt retirement (2)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (3)	18,636	11,368.03
Loss on investment write-downs and other, net	(6,466)	(3,944)	(.02)

Total non-operating items	$(174,447)	$(108,253)	$ (.33)

The first three quarters of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 41,457	$ 25,372	$ .07
Gain on sales of subsidiaries and investments, net (3)	61,782	37,796.11
Loss on investment write-downs and other, net	(7,742)	(4,738)	(.01)

Total non-operating items	$ 95,497	$ 58,430	$ .17

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	Loss on early debt retirement relates to the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(3)

In 2004, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s 50% interest in La Opinion . In 2003, gain on sales of subsidiaries and investments relates primarily to the divestiture of the assets of Denver radio station KKHK-FM, now known as KQMT-FM, which were exchanged for the assets of KWBP-TV, Portland, Ore.

(E)

For the first three quarters of 2003, diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Company has certain other convertible securities which were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the first three quarters:

	Three Quarters
	2004	2003
Net income	$ 338,722	$ 552,966
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(7,235)
Dividends for Series C, D-1 and D-2 preferred stock	(6,231)	(6,189)
LYONs interest expense, net of tax	–	2,884

Adjusted net income	$ 332,491	$ 542,426

Weighted average common shares outstanding	323,988	310,192
Assumed conversion of Series B preferred shares into common	–	15,972
Assumed exercise of stock options, net of common
shares assumed repurchased	5,269	6,589
Assumed conversion of LYONs debt securities	–	4,282

Adjusted weighted average common
shares outstanding	329,257	337,035

Diluted earnings per share	$ 1.01	$ 1.61

(F)	The number of common shares outstanding, in thousands, at Sept. 26, 2004 was 318,358.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	THIRD QUARTER			THREE QUARTERS
	2004	2003	% Change	2004	2003	% Change
PUBLISHING
Operating Revenues	$ 981,457	$ 966,378	1.6	$ 3,030,904	$ 2,953,596	2.6
Cash Operating Expenses (A) (B)	(807,208)	(730,003)	10.6	(2,404,815)	(2,195,736)	9.5

Operating Cash Flow (C) (D)	174,249	236,375	(26.3)	626,089	757,860	(17.4)
Depreciation and Amortization Expense	(42,469)	(43,790)	(3.0)	(133,710)	(133,022)	0.5

Total Operating Profit (D)	$ 131,780	$ 192,585	(31.6)	$ 492,379	$ 624,838	(21.2)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 326,814	$ 326,637	0.1	$ 1,001,181	$ 969,744	3.2
Radio/Entertainment	105,580	92,508	14.1	210,014	201,856	4.0

Total Operating Revenues	432,394	419,145	3.2	1,211,195	1,171,600	3.4

Cash Operating Expenses (A)
Television	(193,394)	(195,321)	(1.0)	(586,444)	(578,733)	1.3
Radio/Entertainment	(87,523)	(78,396)	11.6	(189,891)	(183,945)	3.2

Total Cash Operating Expenses	(280,917)	(273,717)	2.6	(776,335)	(762,678)	1.8

Operating Cash Flow (C) (D)
Television	133,420	131,316	1.6	414,737	391,011	6.1
Radio/Entertainment	18,057	14,112	28.0	20,123	17,911	12.3

Total Operating Cash Flow	151,477	145,428	4.2	434,860	408,922	6.3

Depreciation and Amortization Expense
Television	(12,012)	(10,368)	15.9	(35,745)	(31,895)	12.1
Radio/Entertainment	(1,110)	(1,397)	(20.5)	(3,730)	(4,147)	(10.1)

Total Depreciation and Amortization Expense	(13,122)	(11,765)	11.5	(39,475)	(36,042)	9.5

Operating Profit (D)
Television	121,408	120,948	0.4	378,992	359,116	5.5
Radio/Entertainment	16,947	12,715	33.3	16,393	13,764	19.1

Total Operating Profit	$ 138,355	$ 133,663	3.5	$ 395,385	$ 372,880	6.0

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$ (12,077)	$ (11,564)	4.4	$ (36,845)	$ (36,041)	2.2
Depreciation and Amortization Expense	(404)	(521)	(22.5)	(1,233)	(1,586)	(22.3)

Total Operating Loss (D)	$ (12,481)	$ (12,085)	3.3	$ (38,078)	$ (37,627)	1.2

CONSOLIDATED
Operating Revenues	$ 1,413,851	$ 1,385,523	2.0	$ 4,242,099	$ 4,125,196	2.8
Cash Operating Expenses (A) (B)	(1,100,202)	(1,015,284)	8.4	(3,217,995)	(2,994,455)	7.5

Operating Cash Flow (C) (D)	313,649	370,239	(15.3)	1,024,104	1,130,741	(9.4)
Depreciation and Amortization Expense	(55,995)	(56,076)	(0.1)	(174,418)	(170,650)	2.2

Total Operating Profit (D)	$ 257,654	$ 314,163	(18.0)	$ 849,686	$ 960,091	(11.5)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$849,677	$294,039	$12,481	$1,156,197
Less: depreciation and amortization expense	42,469	13,122	404	55,995

Cash operating expenses	$807,208	$280,917	$12,077	$1,100,202

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$773,793	$285,482	$12,085	$1,071,360
Less: depreciation and amortization expense	43,790	11,765	521	56,076

Cash operating expenses	$730,003	$273,717	$11,564	$1,015,284

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$2,538,525	$815,810	$38,078	$3,392,413
Less: depreciation and amortization expense	133,710	39,475	1,233	174,418

Cash operating expenses	$2,404,815	$776,335	$36,845	$3,217,995

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$2,328,758	$798,720	$37,627	$3,165,105
Less: depreciation and amortization expense	133,022	36,042	1,586	170,650

Cash operating expenses	$2,195,736	$762,678	$36,041	$2,994,455

(B)

Publishing cash operating expenses for the third quarter and first three quarters of 2004 include a charge of $55 million and $90 million, respectively, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York. Publishing cash operating expenses for the first three quarters of 2004 also include a charge of $17 million for the elimination of 375 positions.

(C)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$131,780	$138,355	$(12,481)	$257,654
Add back: depreciation and amortization expense	42,469	13,122	404	55,995

Operating cash flow	$174,249	$151,477	$(12,077)	$313,649

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$192,585	$133,663	$(12,085)	$314,163
Add back: depreciation and amortization expense	43,790	11,765	521	56,076

Operating cash flow	$236,375	$145,428	$(11,564)	$370,239

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$492,379	$395,385	$(38,078)	$ 849,686
Add back: depreciation and amortization expense	133,710	39,475	1,233	174,418

Operating cash flow	$626,089	$434,860	$(36,845)	$1,024,104

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$624,838	$372,880	$(37,627)	$ 960,091
Add back: depreciation and amortization expense	133,022	36,042	1,586	170,650

Operating cash flow	$757,860	$408,922	$(36,041)	$1,130,741

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Third Quarter Ended September 26, 2004
(In thousands)

	Third Quarter (13 weeks)			Year-to-Date (39 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$ 314,416	$ 302,928	3.8	$ 963,947	$ 921,562	4.6
National	175,519	173,657	1.1	572,102	558,788	2.4
Classified	267,738	261,832	2.3	814,580	778,144	4.7

Sub-Total	757,673	738,417	2.6	2,350,629	2,258,494	4.1
Circulation	158,272	163,675	(3.3)	489,181	499,754	(2.1)
Other	65,512	64,286	1.9	191,094	195,348	(2.2)

Segment Total (A)(B)	981,457	966,378	1.6	3,030,904	2,953,596	2.6

Broadcasting & Entertainment
Television (C)	326,814	326,637	0.1	1,001,181	969,744	3.2
Radio/Entertainment	105,580	92,508	14.1	210,014	201,856	4.0

Segment Total (D)	432,394	419,145	3.2	1,211,195	1,171,600	3.4

Consolidated Revenues (E)	$1,413,851	$1,385,523	2.0	$4,242,099	$4,125,196	2.8

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 1.9% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 2.2% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.5% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Third Quarter Ended September 26, 2004
(In thousands)

	Third Quarter (13 weeks)			Year-to-Date (39 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	568	621	(9)	1,796	1,903	(6)
Chicago Tribune	543	547	(1)	1,642	1,635	–
Newsday	392	396	(1)	1,176	1,143	3
Other Daily Newspapers (B)	3,403	3,359	1	10,594	10,131	5

Total	4,906	4,923	–	15,208	14,812	3

Part Run
L.A. Times	1,519	1,526	–	4,420	4,386	1
Chicago Tribune	1,686	1,424	18	4,903	4,224	16
Newsday	469	452	4	1,419	1,374	3
Other Daily Newspapers (B)	1,522	1,451	5	4,674	4,569	2

Total	5,196	4,853	7	15,416	14,553	6

Total Advertising Inches
Full Run
Retail	1,468	1,397	5	4,502	4,274	5
National	939	893	5	2,936	2,787	5
Classified	2,499	2,633	(5)	7,770	7,751	–

Sub-Total	4,906	4,923	–	15,208	14,812	3
Part Run	5,196	4,853	7	15,416	14,553	6

Total	10,102	9,776	3	30,624	29,365	4

Preprint Pieces
L.A. Times	890,299	725,422	23	2,530,372	2,151,209	18
Chicago Tribune	1,074,264	799,220	34	3,077,024	2,384,989	29
Newsday	666,064	631,938	5	2,011,571	2,004,778	–
Other Daily Newspapers (B)	937,522	889,274	5	2,901,069	2,769,145	5

Total	3,568,149	3,045,854	17	10,520,036	9,310,121	13

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 9 Ended September 26, 2004
(In thousands)

	Period 9 (4 weeks)			Year-to-Date (39 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$105,376	$ 96,761	8.9	$ 963,947	$ 921,562	4.6
National	59,539	58,618	1.6	572,102	558,788	2.4
Classified	81,565	85,770	(4.9)	814,580	778,144	4.7

Sub-Total	246,480	241,149	2.2	2,350,629	2,258,494	4.1
Circulation	48,057	50,927	(5.6)	489,181	499,754	(2.1)
Other	21,242	22,065	(3.7)	191,094	195,348	(2.2)

Segment Total (A)(B)	315,779	314,141	0.5	3,030,904	2,953,596	2.6

Broadcasting & Entertainment
Television (C)	108,387	110,744	(2.1)	1,001,181	969,744	3.2
Radio/Entertainment	34,963	28,831	21.3	210,014	201,856	4.0

Segment Total (D)	143,350	139,575	2.7	1,211,195	1,171,600	3.4

Consolidated Revenues (E)	$459,129	$453,716	1.2	$4,242,099	$4,125,196	2.8

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 1.9% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 2.2% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.5% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 9 Ended September 26, 2004
(In thousands)

	Period 9 (4 weeks)			Year-to-Date (39 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	184	203	(9)	1,796	1,903	(6)
Chicago Tribune	173	178	(3)	1,642	1,635	--
Newsday	122	131	(7)	1,176	1,143	3
Other Daily Newspapers (B)	1,044	1,065	(2)	10,594	10,131	5

Total	1,523	1,577	(3)	15,208	14,812	3

Part Run
L.A. Times	515	494	4	4,420	4,386	1
Chicago Tribune	554	504	10	4,903	4,224	16
Newsday	149	143	4	1,419	1,374	3
Other Daily Newspapers (B)	455	463	(2)	4,674	4,569	2

Total	1,673	1,604	4	15,416	14,553	6

Total Advertising Inches
Full Run
Retail	473	445	6	4,502	4,274	5
National	313	301	4	2,936	2,787	5
Classified	737	831	(11)	7,770	7,751	–

Sub-Total	1,523	1,577	(3)	15,208	14,812	3
Part Run	1,673	1,604	4	15,416	14,553	6

Total	3,196	3,181	–	30,624	29,365	4

Preprint Pieces
L.A. Times	282,028	231,185	22	2,530,372	2,151,209	18
Chicago Tribune	365,471	251,194	45	3,077,024	2,384,989	29
Newsday	216,254	201,847	7	2,011,571	2,004,778	–
Other Daily Newspapers (B)	304,188	277,352	10	2,901,069	2,769,145	5

Total	1,167,941	961,578	21	10,520,036	9,310,121	13

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.